Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2026 relating to the financial statements of Alta Equipment Group Inc. and the effectiveness of Alta Equipment Group Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alta Equipment Group Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, MI

May 1, 2026

DOCPROPERTY "PPC_Template_Title_Prefix" \* MERGEFORMAT APPENDIX 10B